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                                                                    Exhibit 99.1




BIOGEN, INC.
BIOGEN SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
DECEMBER 31, 1999 AND 1998



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BIOGEN, INC.
BIOGEN SAVINGS PLAN
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
--------------------------------------------------------------------------------

                                                                                                             PAGE

Report of Independent Accountants                                                                              1

Statement of Assets Available for Plan Benefits as of December 31, 1999 and 1998                               2

Statements of Changes in Assets Available for Plan Benefits for the Years Ended
  December 31, 1999 and 1998                                                                                   3

Notes to Financial Statements                                                                                 4-7

Supplemental Schedules*:

   Supplemental Schedule I

      Assets Held for Investment Purposes as of December 31, 1999                                              8

   Supplemental Schedule II

      Transactions Involving Amounts in Excess of 5% of the Current Value                                      9
      of Plan Assets for the Year Ended December 31, 1999

* Other schedules have been omitted because such schedules are not applicable.




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                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator
of the Biogen Savings Plan

In our opinion, the accompanying statements of assets available for plan benefits and the related statements of changes in assets available for plan benefits present fairly, in all material respects, the assets available for plan benefits of the Biogen Savings Plan (the "Plan") at December 31, 1999 and 1998, and the changes in assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules I and II are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.




June 27, 2000
PricewaterhouseCoopers LLP
Boston, Massachusetts



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BIOGEN, INC.
BIOGEN SAVINGS PLAN
STATEMENT OF ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                     1999              1998

ASSETS

Investments at fair value:
 Mutual Funds:
   Fidelity Intermediate Bond Fund               $  1,375,497       $ 1,226,161
   Fidelity Puritan Fund*                           5,873,976         5,393,202
   Fidelity Value Fund                                824,946         1,002,445
   Fidelity Magellan Fund*                         12,722,798         9,278,946
   Fidelity Retirement Government
    Money Market Fund                               1,978,221         1,632,338
   Fidelity Growth Company Fund*                   15,675,154         7,802,376
   Fidelity International Growth Income Fund           11,528                --
   Fidelity Asset Manager Fund                      1,344,059         1,066,774
   Fidelity US Equity Index Fund*                   4,129,562         2,677,468
   Fidelity US Bond Index Fund                        420,465           279,121
   Fidelity Low-Priced Stock Fund                     711,337           486,853
   USAA International Fund                            772,722           535,219
   Janus Worldwide Fund                             2,669,669           749,449
                                                  -----------       -----------
     Total mutual funds                            48,509,934        32,130,352
                                                  -----------       -----------
Biogen, Inc. Stock Fund:
   Biogen, Inc. common stock*                      18,858,795         8,523,321
   Interest bearing cash                              271,009           174,421
                                                  -----------       -----------
     Total Biogen, Inc. Stock Fund                 19,129,804         8,697,742
                                                  -----------       -----------
Loans to participants                                 715,247           743,526
                                                  -----------       -----------
     Total investments                             68,354,985        41,571,620
                                                  -----------       -----------
Receivables:
   Investment income receivable                         1,767                --
   Receivable for investments sold                    116,760                --
                                                  -----------       -----------
     Total receivables                                118,527                --
                                                  -----------       -----------
Assets available for plan benefits                $68,473,512       $41,571,620
                                                  ===========       ===========


* Represents 5% or more of assets available for plan benefits.









   The accompanying notes are an integral part of these financial statements.


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BIOGEN, INC.
BIOGEN SAVINGS PLAN
STATEMENT OF CHANGES IN ASSETS AVAILABLE FOR PLAN BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                       1999           1998

Additions:
 Net appreciation of investments:
   Mutual funds                                    $ 8,205,188     $ 3,580,013
   Biogen, Inc. common stock                         9,376,362       4,654,644

 Investment income:
   Dividends and interest                            3,227,039       2,116,226

 Contributions:
   Employer contributions                              759,576         620,721
   Participant contributions                         5,214,809       4,228,628
   Participant rollovers                             1,631,157       1,071,575
                                                   -----------     -----------
     Total additions                                28,414,131      16,271,807

 Deductions:
   Benefits paid to participants                     1,511,839       2,963,213
   Administrative fees                                     400             116
                                                   -----------     -----------
     Total deductions                                1,512,239       2,963,329
                                                   -----------     -----------
     Net increase                                   26,901,892      13,308,478

 Assets available for plan benefits:
   Beginning of year                                41,571,620      28,263,142
                                                   -----------     -----------
   End of year                                     $68,473,512     $41,571,620
                                                   ===========     ===========










   The accompanying notes are an integral part of these financial statements.


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BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.       DESCRIPTION OF THE PLAN

         The following brief description of the Biogen Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

         GENERAL INFORMATION
         Biogen, Inc. (the "Company") established the Plan as a deferred profit-sharing plan under Section 401(a) of the Internal Revenue Code of 1986, effective January 1, 1987. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the savings are actually received.

         ADMINISTRATION OF THE PLAN
         The Plan is administered by the Savings Plan Committee (the "Plan Committee"), whose members are appointed by the Company. Fidelity Management Trust Company is the Plan trustee (the "Trustee"). The majority of administrative costs of the Plan have been assumed by the Company.

         PARTICIPATION
         Participation in the Plan is voluntary. Each employee of the Company is eligible to participate in the Plan upon the attainment of age 21 unless he/she is (a) a student employed on a temporary basis, (b) an employee of a non-U.S. subsidiary or division of the Company, or (c) a member of a collective bargaining unit.

         CONTRIBUTIONS
         Eligible employees may make savings deposits to the Plan in whole percentages of their gross salary ranging from a minimum of 2% to a maximum of 18%, subject to certain limitations. For each pay period, the Company will make a matching contribution of units of the Biogen, Inc. Stock Fund equal in value to 25% of each employee's savings deposit up to a maximum of 6% of the employee's gross salary, subject to certain limitations.

         PARTICIPANT ACCOUNTS
         Fidelity Investments Institutional Operations Company, Inc. is the Plan's recordkeeper. Each participant's account is credited with the participant's contribution, the Company's matching contribution and Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         INVESTMENT OF CONTRIBUTIONS
         Company matching contributions are invested in the Biogen, Inc. Stock Fund. The Biogen, Inc. Stock Fund includes Biogen, Inc. stock and cash or short term investments for liquidity purposes. Employee contributions are invested at the direction of the employee in increments of 10% in any combination of the following investment options:

         o An intermediate bond fund designed to earn a high level of current return. It is invested in Fidelity's Intermediate Bond Fund.

         o A balanced fund designed to preserve principal balance by investing in a diversified portfolio of high yielding stocks and bonds. It is invested in Fidelity's Puritan Fund.

         o A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which possess valuable fixed assets. It is invested in Fidelity's Value Fund.


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         o    An aggressive growth fund invested which seeks to achieve capital appreciation. It is invested in Fidelity's Magellan Fund.

         o A US government money market fund seeks high current earnings while preserving capital and liquidity. It is invested in Fidelity's Retirement Government Money Market Fund.

         o A growth company fund which seeks to provide capital appreciation from investments primarily in common stock of companies with above-average growth characteristics. It is invested in Fidelity's Growth Company Fund.

         o An international equity fund which seeks capital growth, current income and growth of income. It is invested in the Fidelity International Growth & Income Fund.

         o An asset allocation fund that seeks total return with reduced risk over the long term. It is invested in the Fidelity Asset Manager Fund.

         o A long term growth fund which seeks to provide investment results that correspond to the total return performance of common stock of companies publicly traded in the US. It is invested in the Fidelity US Equity Index Fund.

         o A corporate bond fund that seeks to replicate the price and interest performance of the debt securities in the Lehman Brothers Aggregate Bond Index. It is invested in the Fidelity US Bond Index Fund.

         o A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which are out of favor with other investors and that could offer the possibility for significant growth. It is invested in the Fidelity Low-Priced Stock Fund.

         o A fund that seeks long term capital growth and current income from investments in stocks of companies organized and operating principally outside the United States. It is invested in the USAA International Fund.

         o A fund that seeks capital growth over the long term from investments in common stocks of foreign and domestic companies. It is invested in the Janus Worldwide Fund.

         o A fund that pools money to buy shares of Biogen, Inc. stock and cash or short-term investments. It is invested in the Biogen, Inc. Stock Fund.

         Dividends, interest, and other distributions received in any fund are reinvested in the same fund.

         VESTING
         Participants are fully vested in their savings deposit accounts and rollover accounts at all times. Participants will vest in the employer's matching contribution at a rate of 25% for each year of Plan service and will be fully vested after four years of Plan service. Participants become 100% vested in employer's matching contributions upon retirement or termination of employment due to disability.

         WITHDRAWALS AND DISTRIBUTIONS
         Distributions are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments are made in cash in a lump sum for employees' contributions and in whole shares of stock for Company matching contributions. Forfeitures of nonvested amounts are used to reduce the amount of future Company matching contributions.


                                       5

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         LOANS
         Participants may borrow against their savings deposits. Loans will bear a reasonable interest rate determined by the Company. Repayment of loans is made by direct withholdings of a participant's salary for a period not to exceed five years (ten years for a residential loan). The minimum loan amount is $1,000 and a participant may borrow up to a maximum of 50% of the participant's vested account balance or $50,000, whichever is smaller. There is no minimum service requirement for a participant to be eligible for a loan.

         PLAN AMENDMENT AND TERMINATION
         The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued vested benefits. If the Plan is terminated, the Trustee will distribute the assets held in the trust, after payment of expenses, in such a manner as the Committee shall determine. The Company currently has no intention to terminate the Plan.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The following is a summary of significant accounting policies which are in conformity with accounting principles generally accepted in the United States consistently followed by the Plan in the preparation of its financial statements.

         BASIS OF ACCOUNTING
         The financial statements of the Plan are prepared on the accrual basis of accounting.

         INVESTMENTS
         Plan investments are stated at fair value. The Company stock is valued at its quoted market price. Mutual fund investments are valued at net asset value representing the value of which shares of the fund may be purchased or redeemed. Loans to participants are stated at principal plus accrued interest, which approximates fair value.

         Purchases and sales of securities are recorded on a trade-date basis. Cost is determined on the average cost basis. Net appreciation or depreciation, which includes realized and unrealized gains or losses on investments, is reflected for the year in the statement of changes in assets available for plan benefits. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         PAYMENT OF BENEFITS
         Benefits are recorded when paid.

         INCOME TAXES
         No provision for income taxes has been made in the financial statements as the Plan qualifies as a tax-exempt entity under Section 401 of the Internal Revenue Code ("Code"). The Plan has received a favorable determination letter dated June 5, 1996 from the Internal Revenue Service. The Plan has since been amended and a new letter has not been requested. Management has asserted the Plan, as amended, and its operations have been and continue to be in accordance with all applicable provisions of the Code and the Employee Retirement Income Security Act of 1974.


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         RECLASSIFICATIONS
         Amounts shown by investment fund option on the statement of assets available for plan benefits as of December 31, 1998 and the statement of changes in assets available for plan benefits for the year ended December 31, 1998 have been reclassified to be shown in total to conform to current year presentation in order to adopt AICPA Statement of Position 99-3, "Accounting for and Reporting of Certain Investments for Defined Contribution Benefit Plans."


3.       LOANS TO PARTICIPANTS

         At December 31, 1999 and 1998, the Plan had loans receivable from participants aggregating $715,247 and $743,526, respectively. Interest rates on the loans range from 7.0% to 11.0% annually. The loans are secured by the participant's interest in the Plan.


4.       PARTY-IN-INTEREST TRANSACTIONS

         Certain of the Plan's assets are invested in mutual funds for which FMR Corp. provides investment advisory services. FMR Corp. is an affiliate of both Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. Accordingly, these transactions qualify as party-in-interest.


5.       NONPARTICIPANT-DIRECTED INVESTMENT

         Information about the assets and the significant components of the changes in assets relating to the nonparticipant-directed investment is as follows:


                                                        DECEMBER 31,
                                                    1999          1998

Assets:
  Biogen, Inc. Stock Fund                       $19,129,804    $8,697,742
  Receivables                                       118,527            --
                                                -----------    ----------
                                                $19,248,331    $8,697,742
                                                ===========    ==========


                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                    1999          1998

Changes in Assets:
  Employer contributions                        $   759,576    $  620,721
  Participant contributions                         521,651       124,328
  Dividends                                          17,924            --
  Net appreciation                                9,376,362     4,654,644
  Transfer of investments from other options        370,227        95,758
  Benefits paid to participants                    (495,151)     (361,370)
                                                -----------    ----------
                                                $10,550,589    $5,134,081
                                                ===========    ==========

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BIOGEN, INC.                                             SUPPLEMENTAL SCHEDULE I
BIOGEN SAVINGS PLAN
ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1999
--------------------------------------------------------------------------------

NUMBER OF
 SHARES/                                                               CURRENT
  UNITS                                                 COST            VALUE
---------                                               ----           -------

  140,932   Fidelity Intermediate Bond Fund*                         $ 1,375,497
  308,669   Fidelity Puritan Fund*                                     5,873,976
   18,830   Fidelity Value Fund*                                         824,946
   93,119   Fidelity Magellan Fund*                                   12,722,798
1,978,221   Fidelity Retirement Government Money
             Market Fund*                                              1,978,221
  185,945   Fidelity Growth Company Fund*                             15,675,154
      383   Fidelity International Growth Income Fund                     11,528
   68,330   Fidelity Asset Manager Fund*                               1,344,059
   79,277   Fidelity U.S. Equity Index Fund*                           4,129,562
   41,263   Fidelity US Bond Index Fund*                                 420,465
   31,419   Fidelity Low-Priced Stock Fund*                              711,337
   32,952   USAA International Fund                                      772,722
   34,930   Janus Worldwide Fund                                       2,669,669
                                                                     -----------
               Total mutual funds                                     48,509,934
                                                                     -----------
  223,181   Biogen, Inc. common stock*               $4,469,031       18,858,795
            Interest bearing cash                                        271,009
                                                                     -----------
               Total Biogen, Inc. Stock Fund                          19,129,804
                                                                     -----------
            Loans to participants* 7.0% to 11.0%                         715,247
                                                                     -----------
            Total                                                    $68,354,985
                                                                     ===========

* Party-in-interest.







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BIOGEN, INC.                                            SUPPLEMENTAL SCHEDULE II
BIOGEN SAVINGS PLAN
TRANSACTIONS INVOLVING AMOUNTS IN EXCESS OF 5% OF CURRENT VALUE OF PLAN ASSETS YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                                                        CURRENT
                      DESCRIPTION                                                                      VALUE ON
                           OF               PURCHASE     SELLING   LEASE     EXPENSE    HISTORICAL   TRANSACTION
PARTY INVOLVED           ASSET               PRICE        PRICE    RENTAL    INCURRED      COST         DATE        GAIN (LOSS)

Biogen, Inc.    Biogen, Inc. common stock   $2,950,330  $    --     $ --      $   --     $   --       $2,950,330    $   --

                                                         1,460,975    --          --      1,144,819    1,460,975      316,156




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